Exhibit 99.1
Independent Auditors on Report of Financial Statement Schedule
To the Shareholders of Corel Corporation:
Our integrated audit of Corel Corporation’s 2007 consolidated financial statements and of its internal control over financial reporting as of November 30, 2007 and an audit of its 2006 and 2005 consolidated financial statements referred to in our report dated February 8, 2008 appearing in this Annual Report on Form 10-K also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Ottawa, Ontario
February 8, 2008

Corel Corporation
Schedule II — Valuation and Qualifying Accounts
(in thousands of USD)

	Balance at	Additions Charged	Deductions,	Balance at
	Beginning of	to Expenses	Returns, and	End of
	Period	or Revenue	Writeoffs	Period

Allowance for Doubtful Accounts
Year ended November 30, 2007	1,003	401	38	1,366
Year ended November 20, 2006	1,117	198	312	1,003
Year ended November 30, 2005	1,033	528	444	1,117
Promotional rebates
Year ended November 30, 2007	2,803	10,664	12,752	715
Year ended November 30, 2006	1,048	11,124	9,370	2,803
Year ended November 30, 2005	1,614	5,282	5,848	1,048
Allowance for Sales Returns
Year ended November 30, 2007	8,024	10,071	11,692	6,403
Year ended November 30, 2006	6,900	11,919	10,795	8,024
Year ended November 30, 2005	10,492	8,316	11,908	6,900